UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2008

Landry’s Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1510 West Loop South, Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2008, Landry’s Restaurants, Inc., a Delaware corporation (the “Company”), announced it entered into an $81 million Credit Agreement dated as of December 22, 2008 (the “Credit Agreement”) with Wells Fargo Foothill as administrative agent and co-lead arranger and co-syndication agent and Jefferies Finance LLC as the other co-lead arranger and co-syndication agent. The Credit Agreement provides for a term loan of $31 million and a revolving credit line of $50 million. The Credit Agreement is unconditionally guaranteed by all current and future domestic restricted subsidiaries of the Company (each individually a “Guarantor” and collectively, the “Guarantors”) and secured by substantially all assets of the Company and the Guarantors. The description of the material terms of the Credit Agreement included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, on December 22, 2008, the Company entered into a new Credit Agreement led by Wells Fargo Foothill and Jefferies Finance LLC as co-lead arrangers. The Credit Agreement provides for a term loan in the principal amount of $31 million and a revolving credit line in the maximum principal amount of $50 million.

Interest on the term loan portion of the Credit Agreement accrues at a base rate (which is the greater of 5.50%, the Federal Funds Rate plus .50%, or Well’s Fargo’s prime rate) plus a credit spread of 5.0% or, at the Company’s option, at the Eurodollar base rate of at least 3.5% plus a credit spread of 6.0%. The term loan facility was issued at a weighted average price equal to approximately 96.5% of principal amount, requires regularly scheduled quarterly payments of principal and interest, and the entire amount of the term loan facility will mature on March 19, 2011.

Borrowings under the revolving credit line portion of the Credit Agreement bear interest at at a base rate (which is the greater of 5.50%, the Federal Funds Rate plus .50%, or Well’s Fargo’s prime rate) plus a credit spread of 5.0% or, at the Company’s option, at the Eurodollar base rate of at least 3.5% plus a credit spread of 6.0%. The full amount borrowed under the revolving credit line will mature on March 19, 2011.

The obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors, and are secured by a security interest in substantially all of the tangible and intangible assets of the Company and the Guarantors. The obligations under the Credit Agreement are also secured by a pledge of the capital stock of the majority of the Company’s direct and indirect U.S. subsidiaries. The Company has not entered into any interest rate protection agreements with respect to the Credit Agreement.

The Credit Agreement contains covenants that will limit the ability of the Company and the Guarantors to, among other things, incur or guarantee additional indebtedness; create liens; pay dividends on or repurchase stock; make certain types of investments; sell stock of certain of the Company’s subsidiaries; restrict dividends or other payments from the Company’s subsidiaries; enter into transactions with affiliates; sell assets or merge with other companies. The Credit Agreement also requires compliance with certain financial covenants, including a maximum senior leverage ratio and a minimum fixed charge coverage ratio.

The Company plans to use the borrowings under the new Credit Agreement to refinance its previously issued and outstanding Credit Agreement, pay related transaction fees and expenses, and for general corporate purposes. The Company repaid all amounts outstanding under its existing senior credit facility.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Title of Document

10.1	Credit Agreement dated December 22, 2008 among the Company and Wells Fargo Foothill as administrative agent and co-lead arranger and co-syndication agent and Jefferies Finance LLC as the other co-lead arranger and co-syndication agent.

99.1	Press Release dated December 22, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry’s Restaurants, Inc.

December 22, 2008	By:	Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement dated December 22, 2008 among the Company and Wells Fargo Foothill as administrative agent and co-lead arranger and co-syndication agent and Jefferies Finance LLC as the other co-lead arranger and co-syndication agent.

99.1	Press Release December 22, 2008.